QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.3

Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois 60603

Telephone: (312) 782-0600
Facsimile: (312) 701-7711

March 4, 2004

        We hereby consent to the use of our name in the Registration Statement on Form S-1 (File No. 333-111491) of Assured Guaranty Ltd. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ MAYER, BROWN, ROWE & MAW LLP

QuickLinks

Mayer, Brown, Rowe & Maw LLP 190 South LaSalle Street Chicago, Illinois 60603